                                                                   EXHIBIT 2.(c)


                   TAX SHARING AND INDEMNIFICATION AGREEMENT


     This Tax Sharing and Indemnification Agreement (this "Agreement"), is made as of the 13th day of October, 1998 by and between Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), Cyprus Specialty Metals Company, a Delaware corporation ("Specialty") (Cyprus Amax and Specialty together referred to herein as "Seller"), Cyprus Foote Mineral Company, a Pennsylvania corporation ("Company") and Foote Acquisition Corporation a Delaware corporation ("Buyer") (Cyprus Amax, Specialty, Company and Buyer are sometimes individually referred to herein as a "party" and sometimes collectively as "parties").

     WHEREAS, Seller, Buyer, and the Company have entered into the Stock Purchase and Sale Agreement, dated as of April 25, 1998 (the "Stock Purchase and Sale Agreement"), for the sale by Specialty of all the outstanding capital stock of the Company to Buyer, and

     WHEREAS, Cyprus Amax desires to make certain representations, warranties and covenants and agreements regarding tax matters as an inducement to Buyer, and

     WHEREAS, Seller, Buyer and the Company wish to set forth their agreement with respect to certain Tax matters as set forth below.

     NOW THEREFORE, it is hereby agreed as follows:

     1.   Definitions. Capitalized terms used in this Agreement and not
          -----------
otherwise defined herein have the respective meanings given those terms in the Stock Purchase and Sale Agreement. Capitalized terms defined both in this Agreement and the Stock Purchase and Sale Agreement have the respective meanings given those terms in this Agreement. For purposes of this Agreement, the following terms, when capitalized, have the following meanings:

          "Accountant" means Deloitte & Touche LLP, or such other internationally recognized accounting firm as Buyer and Cyprus Amax may mutually agree. In no event shall a firm serve as an Accountant if, at the time of its election, it has a material relationship with any party.

          "Tax Affiliate" or "Tax Affiliates" means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person (including the Chilean Partnership); provided, however, that for the purposes of this Agreement, the Seller and the
--------  -------
Company will
not be Tax Affiliates with respect to any period in which the Seller and the Company are not members of the same affiliated group (as such term is defined in Section 1504(c) of the Code).

          "Book Value Computation" shall have the meaning set forth in Section
2.2.1 of the Stock Purchase and Sale Agreement.

          "Chilean Income Taxes" means any Income Taxes imposed by the Government of Chile or any other governmental authority within Chile.

          "Chilean Refunds" means individually and collectively the refunds of the following not included on the Closing Balance Sheet: (1) Impuesto al Valor Agregada ("IVA") Taxes paid by the Chilean Partnership and claimed as a refund for the month of November, 1997; (2) the refund of an overpayment of Chilean Income Taxes paid by the Chilean Partnership with respect to its tax year ending December 31, 1997; (3) IVA Tax refunds available as of the Closing Date; (4) Chilean customs duty Tax refunds available as of the Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

          "Final Determination" means with respect to any Tax for any period the later of (i) the date on which the statute of limitations for instituting a claim for refund of such Tax has expired, or if such claim was filed, the expiration of the time for instituting suit with respect thereto; and (ii) the date on which all administrative and judicial proceedings with respect to any such assessments or refunds of such Tax have been finally settled through agreement of the parties to the proceeding or by an administrative or judicial decision from which no appeal can be taken or the time for taking any such appeal has expired.

          "Financial Closing Date" shall mean as of 12:01 a.m. Eastern Standard Time on October 1, 1998.

          "Income Taxes" means any Tax based on or measured by or with respect to gross or net income (including, without limitation, capital gains taxes, minimum taxes, income taxes collected by withholding and Taxes on Tax preferences items) or receipts (together with any interest, penalties or additions imposed with respect thereto).

          "Income Tax Return" means any Tax Return with respect to Income Taxes.

          "Knowledge", "known", "belief", "believe" or variances thereof (whether or not capitalized) mean, when applied to the Company (at or before Closing) or Cyprus Amax, the actual knowledge of those Persons listed on Annex

A-1 to the Stock Purchase and Sale Agreement and, when applied to the Company (after Closing) or Buyer, the actual knowledge of those persons listed on Annex A-2 to the Stock Purchase and Sale Agreement.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated association, a governmental entity (or any department, agency, or political subdivision thereof), or any other entity.

          "Seller Consolidated Return" means any consolidated, combined or unitary Tax Return that includes Seller or its Tax Affiliates as the common parent.

          "Subsidiary" means any corporation, association, joint venture, partnership or other business entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or equity interests) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or the equivalent).

          "Working Capital Value" shall mean the sum of certain current assets less the sum of certain current liabilities of the Company as of the Closing, computed in a manner consistent with the 1997 Balance Sheet and the principles contained on Annex B to the Stock Purchase and Sale Agreement (which principles shall take precedence over any other principles employed in the 1997 Balance Sheet.)

          "Tax" or "Taxes" means any federal, state, local, foreign (including all taxes imposed by the government of Chile or any other authority within Chile), or other tax of any kind whatsoever (together with any interest, penalties, or additions imposed with respect thereto), including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, service, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, branch profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, rental, lease, ad valorem, or other tax.

          "Tax Returns" means all returns, declarations, reports, claims for refunds, information returns, statements, and other forms required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendments or supplements thereof.

     2.   Taxes Allocated to Seller. Seller will be responsible for, will pay or
          -------------------------
cause to be paid, and will indemnify and hold harmless the Company, Buyer, and their Tax Affiliates from and against any and all of the following Taxes:

                i. all Taxes imposed on Seller, the Company or any of their Tax Affiliates or Subsidiaries with respect to all taxable periods of Seller, the Company or any of their Tax Affiliates or Subsidiaries that end on or prior to the Closing Date;

                ii. all Taxes imposed on the Company arising out of the inclusion of the Company in a Seller Consolidated Return;

                iii. all Taxes imposed upon the Company, the Chilean Partnership, Buyer or any of their Tax Affiliates or Subsidiaries arising from the separation of the non-lithium assets from the Company, the Chilean Partnership or any of their Tax Affiliates whether occurring before, on, or after the Closing Date (the "Separation Transactions"), or arising from any transfers of interests undertaken as part of the Separation Transactions in any Chilean Partnership to the Company or any of its Tax Affiliates or Subsidiaries;

                iv. all Taxes allocated to Seller pursuant to Section 3 hereof; and

                v. all Income Taxes and all other Taxes (including any subsequent assessments and any interest or penalties) imposed on the transfers consummated under the Stock Purchase and Sale Agreement;

                vi. all Taxes arising as a result of the Section 338(h)(10) Election made pursuant to Section 19 hereof;

provided, however, that the Taxes set forth in clauses (i) through (vi) above
--------  -------
will not include any Taxes arising as a result of actions taken by the Company, or by Buyer or any of their Tax Affiliates with respect to the Company, on the Closing Date but after the Closing that are not in the ordinary course of business.

     Any reference in this Agreement to the Company will be deemed to include a reference to any Subsidiaries of the Company immediately prior to the Closing.

     3.  Straddle Periods.
         ----------------

     (a) With respect to any taxable period of the Company or any of its Tax Affiliates that would (absent an election) include, but not end until after, the Closing Date (a "Straddle Period"), Buyer and Seller will, to the extent permitted by applicable law, elect with the relevant Tax authority to close such Straddle Period as of the close of the Closing Date. As a result of such election, Taxes will be allocated to Seller and Buyer pursuant to the provisions of Sections 2 and 4, respectfully; provided, however, that notwithstanding any
                                   --------  -------
provision to the contrary
contained in this Agreement, Seller will not be responsible for any Taxes to the extent accrued as a liability of the Company or any of its Tax Affiliates in the determination of the Working Capital Value and Book Value.

     (b) Except as provided in Section 3(c), in any case where applicable law does not permit the Company or any of its Tax Affiliates to close a Straddle Period as of the close of the Closing Date, Seller will be allocated any Income Taxes imposed on the Company or such Tax Affiliates for the portion of the Straddle Period up to and including the Closing Date. For purposes of this
Section 3(b), Income Taxes for the portion of a Straddle Period up to and including the Closing Date will be determined based upon an interim closing of the books of the Company or such Tax Affiliates as of the Closing Date based upon tax accounting practices and procedures used by the Company or such Tax Affiliates in preparing its Tax Returns; provided, however, that such Income
                                         --------  -------
Taxes will not include any Income Taxes arising as a result of actions taken by the Company, or by Buyer or any of their Tax Affiliates with respect to the Company, on the Closing Date but after the Closing that are not in the ordinary course of business of the Company.

     (c) With respect to any Straddle Period, Chilean Income Taxes initially will be allocated to Seller based upon Seller's preparation of a pro forma Tax Return for the portion of the Straddle Period up to and including the Financial Closing Date (the "Chilean Pro forma Tax Return"). Within one hundred and twenty (120) days following the Closing, Seller shall prepare and deliver to Buyer, the Chilean Pro forma Tax Return prepared in a manner consistent with past Tax accounting practices. Buyer shall provide Seller's representatives reasonable access to the books and records of the Company and shall cause the Company's employees to provide reasonable assistance to Seller, both in connection with the preparation of the Chilean Pro forma Tax Return, as well as any dispute with respect thereto. Buyer shall have the right within sixty (60) days following the delivery of the Chilean Pro forma Tax Return to object in writing to the allocation of Chilean Income Tax based thereon, specifying in reasonable detail the basis for such objection(s). Buyer shall be deemed to have agreed to file Chilean Income Tax Returns with all items and amounts contained in the Chilean Pro forma Tax Return, except as specifically objected to in such notice. If Buyer does so object, Seller and Buyer shall cooperate with each other to attempt to reach a mutual agreement thereon, or, failing such agreement within twenty (20) days, the determination shall be made by the Accountant pursuant to the dispute resolution provisions contained in Section
16. Nothing contained in this Section 3(c) shall be deemed to limit the rights of the Company, Buyer or their Tax Affiliates to obtain indemnification from Seller with respect to Chilean Income Taxes, including, without limitation, their right to indemnification under Section 2 hereof.

     (d) As to any Tax other than an Income Tax (a "Non-Income Tax"), for any Straddle Period, Seller will be allocated (i) for any Non-Income Tax that is determined based upon specific transactions (including, but not limited to, value added, sales and use Taxes), all Non-Income Taxes applicable to transactions which have occurred during the period through the Financial Closing Date and (ii) for any Non-Income Tax that is not based upon specific transactions (including, but not limited to, license, real property, personal property, franchise and doing business Taxes), any Non-Income Tax equal to the full amount of such Non-Income Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Financial Closing Date and the denominator of which is the number of days in the entire Straddle Period.

     4.  Taxes Allocated to Buyer and the Company. Buyer and the Company will be
         ----------------------------------------
responsible for, will pay or cause to be paid, and will indemnify and hold harmless Seller and its Tax Affiliates from and against any and all Taxes other than those for which Seller is responsible pursuant to Sections 2 and 3 hereof, including, without limitation, Taxes attributable to periods ending after the Closing Date (other than any Taxes allocated to Seller pursuant to Sections 2 or 3 hereof).

     5.  Refunds of Indemnified Taxes.
         ----------------------------
     (a) Buyer will remit (and will cause the Company and its Tax Affiliates to remit) to Seller within five business days of receipt an amount equal to all refunds (including interest thereon and any amounts applied against a Tax liability for other taxable periods) of any Taxes for which Buyer is indemnified pursuant to this Agreement ("Seller's Refunds") (including but not limited to the Chilean Refunds) net of any net Tax liability that is imposed on the Company or any of its Tax Affiliates in connection with the receipt and remittance of Seller's Refunds therewith.

     Seller will remit (and will cause its Tax Affiliates to remit) to Buyer within five business days of receipt all refunds (including interest thereon and any amounts applied against a Tax liability for other taxable periods) of any Taxes for which Seller is indemnified pursuant to this Agreement ("Buyer's Refunds") net of any net Tax liability that is imposed on the Seller or any of its Tax Affiliates in connection with the receipt and remittance of Buyer's Refunds therewith.

     (b) Upon the reasonable request of Seller, Buyer will file, or cause the Company or its Tax Affiliates to file, claims for Seller's Refunds, in such form as Seller may reasonably request; provided that Buyer shall not be required to file or prosecute any such claim if it would be inconsistent with, or detrimental to, Tax positions previously or currently adopted by the Company, in filing its Tax Returns (in the sole reasonable judgment of Buyer). If permitted pursuant to the preceding sentences, Seller will have the right to prosecute any claims for Seller's Refunds (by suit or otherwise) at Seller's expenses and with counsel of Seller's choice (if such Counsel is reasonably satisfactory to Buyer). Buyer will cooperate, and cause the Company and their Tax Affiliates to cooperate, fully with Seller and its counsel in connection therewith.

     Upon the reasonable request of Buyer, Seller will file, or cause its Tax Affiliates to file, claims for Buyer's Refunds, in such form as Buyer may reasonably request; provided that Seller shall not be required to file or prosecute any such claim if it would be inconsistent with, or detrimental to, Tax positions previously or currently adopted by the Company, in filing its Tax Returns (in the sole reasonable judgment of Seller). If permitted pursuant to the preceding sentences, Buyer will have the sole right to prosecute any claims for Buyer's Refunds (by suit or otherwise) at Buyer's expense and with counsel of Buyer's choice (if such counsel is reasonably satisfactory to Seller). Seller will cooperate, and cause its Tax Affiliates to cooperate, fully with Buyer and its counsel in connection therewith.

     (c) For the avoidance of doubt (and except as provided in Section 6(b) hereof), any refunds of Taxes other than Seller's Refunds and Buyer's Refunds will be the property of the payee of such refunds and no other party to this Agreement or its Tax Affiliates will have any right to such refunds.

     6.  Tax Benefits.
         ------------
     (a) Buyer will remit (or cause the Company to remit) to Seller within five business days the amount of any Tax Benefit recognized by Buyer, the Company, or any of their Tax Affiliates resulting from any Adjustment for which Buyer, the Company, or any of their Tax Affiliates has been indemnified pursuant to this Agreement. Seller will remit to Buyer within five business days the amount of any Tax Benefit recognized by Seller or any of its Tax Affiliates resulting from any Adjustment for which Seller or any of its Tax Affiliates has been indemnified pursuant to this Agreement. For purposes of this Agreement:

                i. "Tax Benefit" means a reduction in the amount of Taxes that would otherwise be payable (net of any additional Taxes that may in the future be payable), whether resulting from a deduction, credit, reduced gain or increased loss from the disposition of an asset, or otherwise, all as determined in the reasonable judgment of the "remittor" (as defined below);

                ii. a person will be deemed to have "recognized" a Tax Benefit at the time the amount of Taxes such person otherwise would pay is reduced; and

                iii. an "Adjustment" is any adjustment to (A) any individual item of income, gain, loss, or deduction, or (B) any individual item of credit.

     (b) If either Buyer or Seller (the "remittor") makes a remittance to the other party (the "remittee") under Section 6(a) or Section 7(b) hereof of any Tax Benefit and all or part of such Tax Benefit is subsequently disallowed, the remittee will pay to the remittor within five business days that portion of such remittance equal to the portion of the Tax Benefit that is disallowed and, in addition thereto, any other costs or expenses incurred by the remittor in respect to the disallowed portion of the Tax Benefit (it being agreed that the remittor shall not suffer any cost or expense by reason of the disallowed portion of the Tax Benefit).

     7.  Buyer to Forgo Carrybacks
         -------------------------
     (a) Unless Seller otherwise consents, Buyer will cause the Company to forego any carryback for Tax purposes to any taxable period of the Company ending on or before the Closing Date of any net operating loss, net capital loss, or other deduction or credit incurred by the Company in any taxable period ending after the Closing Date (a "Post-Closing Carryback").

     (b) If Seller consents to a Post-Closing Carryback under Section 7(a) hereof, (i) Seller will cooperate with Buyer and the Company in filing an appropriate refund claim or amended Tax Return, and (ii) Seller will assign and remit to Buyer within five business days the amount of any refund of Tax received by, or Tax Benefit recognized by, Seller or any of its Tax Affiliates as a result of such Post-Closing Carryback.

     (c) If Seller makes any remittance to Buyer under Section 7(b) hereof and all or part of such Post-Closing Carryback is subsequently disallowed, then Buyer shall pay to Seller within five business days that portion of the remittance that relates to the portion of the Post-Closing Carryback that is disallowed and, in addition thereto, any other costs or expenses incurred by Seller in respect to the disallowed portion of the Post-Closing Carryback (it being agreed that Seller shall not suffer any expense or other cost by reason of agreeing to such Post-Closing Carryback or any adjustment thereto).

     8.  No Obligation to File Amended Tax Returns. Except as otherwise
         -----------------------------------------
specifically provided in this Agreement, neither Seller nor Buyer, nor any of their respective Tax Affiliates will be obligated to file any amended Tax Return or other Tax refund claim.

     9.  Preparation and Filing of Tax Returns.
         -------------------------------------
     (a) Seller will prepare or cause to be prepared, and, to the extent permitted by law, file or cause to be filed, (i) all consolidated, combined, or unitary Income Tax Returns (including Chilean Income Tax Returns) of Seller or any of its Tax Affiliates or former Tax Affiliates that include the Company and which are listed on Schedule 9(a)(i) hereto, (ii) all Income Tax Returns (including Chilean

Income Tax Returns) required to be filed by or on behalf of the Company or the Chilean Partnership for taxable periods ending (including by reason of any election under Section 3 hereof) on or before the Closing Date and which are listed on Schedule 9(a)(ii) hereto and all Chilean Income Tax Returns for any such periods, and (iii) all other Tax Returns (including Chilean Income Tax Returns) required to be filed by or on behalf of the Company or the Chilean Partnership on or before the Closing Date in a manner consistent with the Company's and the Chilean Partnership's past Tax accounting practices.

     (b) Buyer will prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company other than those set forth in Section 9(a) hereof. Buyer will prepare all Tax Returns of the Company for Straddle Periods including, but ending after, the Closing Date ("Straddle Period Returns") in a manner consistent with the Company's past Tax accounting practice, to the extent permitted by law, and, in the absence thereof, reasonable Tax accounting practices selected by Buyer; provided, however, that any Tax Returns prepared by Buyer in respect to the Company shall be prepared consistent with the Chilean Pro forma Tax Return described in Section 3(c). If Buyer files Straddle Period Returns for such Straddle Periods inconsistently with such Tax accounting practices in violation of this provision, then, any provision of this Agreement to the contrary notwithstanding, in addition to any other remedies available, Seller and its Tax Affiliates shall only be liable for the amount of Taxes that would be owed by them had such Straddle Period Returns been filed consistently with such past Tax accounting practices.

     (c) Neither Seller, nor Buyer, nor any of their Tax Affiliates will exercise any election available under Treasury regulation (S)1.1502-76(b)(2) or any corresponding provisions of other Tax laws for any Straddle Period.

     (d) Buyer and the Company will assist Seller in timely obtaining any required signatures or other filing requirements in respect to Tax Returns prepared by Seller for the Company pursuant to Section 9(a).

     (e) Upon the reasonable request, and at the expense, of either party, the other party shall make available prior to filing (and after filing) for inspection and copying all Tax Returns and related workpapers with respect to Taxes to the extent that (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement.

     10.  Settlement of Actual Tax Allocations.
          ------------------------------------
     (a) This Section 10(a) shall govern the settlement as between Seller, Buyer and the Company of all Straddle Period Tax allocations for Taxes that are reported on a Straddle Period Return.

     With respect to each Straddle Period Return that involves Taxes subject to allocation pursuant to Section 3(b) hereof, Buyer will, at least thirty (30) days prior to the final due date (including extensions) of such Straddle Period Return, provide to Seller (i) a copy of such Straddle Period Return (including supporting schedules and workpapers) and (ii) a statement (including supporting schedules and workpapers) certifying the amount of Tax shown on such Straddle Period Return that is allocable to Seller pursuant to Section 3(b) hereof reduced by any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise) (the "Statement"). Seller and its authorized representatives will have the right to review the Statement for ten (10) days following Seller's receipt of the Statement (the "10-Day Review Period"). If Seller disagrees with the allocation in the Statement, Seller will notify Buyer in writing of such disagreement prior to close of the 10-Day Review Period, and Seller and Buyer will consult and attempt to resolve in good faith the disagreement. In the event Seller and Buyer are unable to resolve the disagreement within ten (10) days following the end of the 10-Day Review Period, Seller and Buyer will jointly request the Accountant to resolve the disagreement pursuant to Section 16. Not later than five (5) days after the later of (i) the end of the 10-Day Review Period, or (ii) if there is a disagreement, the date notice of the resolution of the disagreement by the Accountant is provided to Buyer and Seller, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (i) the Taxes shown on the Statement or in such notice (as the case may be) as being allocable to Seller pursuant to Section 3(b) hereof, and (ii) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise).

     With respect to the Chilean Income Taxes subject to allocation pursuant to
Section 3(c), not later than five (5) days after the later of (i) the end of the Buyer's review period in Section 3(c), or (ii) if there is a disagreement, the date notice is provided to Buyer and Seller regarding the resolution of the disagreement by the Accountant, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (i) the Taxes shown on the Chilean Pro forma Tax Return as being allocable to Seller pursuant to Section 3(c) hereof, and (ii) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise).

     (b) This Section 10(b) shall govern the settlement as between Seller, Buyer and the Company of all Straddle Period Tax allocations for Taxes that are not required to be reported on a Straddle Period Return (e.g., Taxes which are assessed without the filing of a Tax Return). With respect to each such Tax subject to allocation pursuant to Section 3(b) hereof, Buyer will, at least thirty (30) days prior to the final due date of such Tax, provide to Seller (i) a copy of the Tax assessment or other supporting schedules and workpapers and
(ii) a statement (including supporting schedules and workpapers) certifying the amount of Tax that is allocable to Seller pursuant to Section 3(b) hereof reduced by any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise) (the "Statement"). Seller and its authorized representatives will have the right to review the Statement for ten (10) days following Seller's receipt of the Statement (the "10-Day Review Period"). If Seller disagrees with the allocation in the Statement, Seller will notify Buyer in writing of such disagreement prior to close of the 10-Day Review Period, and Seller and Buyer will consult and attempt to resolve in good faith the disagreement. In the event Seller and Buyer are unable to resolve the disagreement within ten (10) days following the end of the 10-Day Review Period, Seller and Buyer will jointly request the Accountant to resolve the disagreement pursuant to Section 16. Not later than five (5) days after the later of (i) the end of the 10-Day Review Period, or (ii) if there is a disagreement, the date notice of the resolution of the disagreement by the Accountant is provided to Buyer and Seller, Seller will pay to Buyer or Buyer will pay to Seller, as the case may be, an amount equal to the difference between (i) the Taxes shown on the Statement or in such notice (as the case may be) as being allocable to Seller pursuant to Section 3(b) hereof, and (ii) any payments made by the Company on or prior to the Closing Date, and by Seller and its Tax Affiliates at any time, in respect of such Taxes (whether as estimated Taxes or otherwise).

     (c) Nothing contained in Section 10(a) or 10(b) shall be deemed to limit the rights of the Company, Buyer or their Tax Affiliates to obtain indemnification from Seller with respect to Chilean Income Taxes or other Taxes, including, without limitation, their right to indemnification under Section 2 hereof.

     11.  Cooperation; Access to Information; Tax Records.
          -----------------------------------------------

     (a) Buyer, Seller and the Company will cooperate with each other with respect to, and will make available to each other such Tax data and other information relating to the Company as may be reasonably required for, (i) the preparation by Buyer or Seller of any Tax Returns required to be prepared by Buyer or Seller under this Agreement, (ii) determining the liability for and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations or documentation of Tax Returns and Tax filing positions, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.

Such cooperation shall include making all information and documents in their possession related to the Company available to the other as provided in Section 11(b) hereof. Seller and Buyer shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of Seller and Buyer and their Subsidiaries) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 11, shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. If requested by Seller, Buyer will provide Seller, within ninety (90) days after the Closing Date, a completed tax compliance manual (in a form prepared based on the Seller's and Company's past practices) and Seller shall, if requested by Buyer, provide the Buyer, Company and its Tax Affiliates with assistance in the preparation of such documentation, data and other information necessary to meet such requirements (it being mutually understood that such documentation, data and other information is necessary in order for Seller and Buyer to satisfy their obligations to file Tax Returns as provided in Section 9). In each case, the party requesting the cooperation described herein shall reimburse the cooperating party for any reasonable out-of-pocket expenses incurred in providing such cooperation.

     (b) Seller, Buyer, the Company and their respective Tax Affiliates shall make available to each other, at such other's expenses, for inspection and copying during normal business hours upon reasonable notice all Tax records in their possession relating to the Company to the extent reasonably required by the other party in connection with the preparation of Tax returns, audits, litigation, or the resolution of items under this Agreement. Seller, Buyer and their respective Tax Affiliates shall preserve and keep such Tax records in their possession until the expiration of any applicable statutes of limitation and as otherwise required by law, but in any event for a period not less than eight (8) years after the Closing. Notwithstanding the foregoing, a party or its Tax Affiliates may dispose of records sooner upon ninety (90) days prior notice to the other party. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified party shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90) day period, all or any part of such Tax records. For purposes of this Section 11, Tax records include Tax Returns, journal vouchers, cash vouchers, general ledgers, material contracts, return workpapers, and any other records pertaining to or used in the preparation of Tax Returns (including those books and records required to be maintained and made available pursuant to Section 8.2 of the Stock Purchase and Sale Agreement).

     12.  Audits.
          ------
     (a) Buyer will promptly notify Seller in writing upon receipt by Buyer, the Company, or their Tax Affiliates of notice of any pending Tax audits of or written assessments against the Company, Buyer, or any of their Tax Affiliates
(i) relating to any taxable period of the Company ending on, prior to or including the Closing Date, or (ii) that likely will affect the determination of Taxes for which Seller is or may be obligated to indemnify Buyer pursuant to this Agreement. The notice required under this Section 12(a) is referred to in this Agreement as the "Audit Notification."

     (b) Subject to Section 12(c) hereof, Seller will have the right, at its election, (i) to represent the Company and to exclusively control the handling of any Tax audit or assessment referred to in Section 12(a) hereof, including in any administrative or court proceeding relating thereto, (ii) to employ counsel of its choice at its expense and to control the conduct of such audit, assessment, or proceeding, including settlement or other disposition thereof and
(iii) to settle the contest of any Tax or agree to an adjustment to any Tax referred to in Section 12(a) (the rights under (i), (ii) and (iii) are referred to in this Agreement collectively as the "Representation Right"); provided,
                                                                  --------
however, that the Representation Right will apply only to any issues or items
-------
(x) relating to any taxable period of the Company ending on, prior to or including the Closing Date, or (y) that may affect the determination of Taxes for which Seller is or may be obligated to indemnify the Company, Buyer, or their Tax Affiliates pursuant to this Agreement. As reasonably necessary, Buyer will fully cooperate, and will cause the Company and its Tax Affiliates to fully cooperate, at Seller's expense with Seller and its counsel in the defense against or compromise of any claim in any said audit, assessment, or proceeding, such cooperation to include (but not be limited to) the grant of any necessary powers of attorney. Notwithstanding the preceding sentence, Seller shall neither consent nor agree to the settlement of any dispute regarding Taxes (other than Taxes for which Seller is obligated to indemnify the Company, Buyer or any of their Tax Affiliates) which settlement may have a material adverse impact on the Company and its Tax Affiliates without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

     (c) Seller shall be entitled to exercise the Representation Right, only if, within a reasonable period following the receipt of the Audit Notification, Seller shall have (i) notified Buyer in writing that Seller intends to exercise the Representation Right, and (ii) delivered to Buyer a written statement acknowledging Seller's obligation to indemnify the Company, Buyer, or their Tax Affiliates in accordance with the terms of this Agreement with respect to the Taxes as to which Seller exercises the Representation Right.

     (d) Buyer's personnel shall have the right to participate in any administrative or judicial proceedings for which the Seller exercises its Representation Right (including assisting with field audits, administrative appeals, and subsequent litigation) in so far as they relate to the Company, and such participation shall be reflected by the grant of appropriate powers of attorney.

     (e) Buyer shall have exclusive control of all administrative and judicial proceedings related to the Company's Taxes other than those described in Section 12(a).

     (f) For so long as the Seller is exercising its Representation Right, the Seller shall not be required to indemnify the Buyer pursuant to Section 14 hereof until there occurs a Final Determination of the liability of the Company, the Buyer or its Tax Affiliates for the Tax.

     13.  Treatment of Indemnification. Unless otherwise required by law, on
          ----------------------------
their Tax Returns, Seller and Buyer will (and will cause their Tax Affiliates to) treat any payment made or received under this Agreement, or the Stock Purchase and Sale Agreement, as an adjustment to the Purchase Price.

     14.  Indemnification.
          ---------------
     (a) If either Buyer or Seller (the "Indemnified Party") determines that it or any of its Tax Affiliates is or may be entitled to indemnification by the other party (the "Indemnifying Party") under this Agreement as a result of: (i) the allocations of responsibility for Taxes set forth in Sections 2 through 4 or
(ii) the Seller's breach of a representation or warranty contained in Section 18, the Indemnified Party will promptly deliver to the Indemnifying Party a written notice and demand therefor (the "Notice") specifying the basis for its claim for indemnification, the nature of the claim, and, if known, the amount for which the Indemnified Party reasonably believes it or any of its Tax Affiliates is entitled to be indemnified. The Notice must be received by the Indemnifying Party no later than thirty (30) days before the expiration of the applicable Tax statute of limitations; provided, however, that if the Indemnified Party does not receive notice from the applicable governmental taxing authority ("Government Notice") that an item exists that could give rise to a claim for indemnification hereunder more than thirty (30) days before the expiration of the applicable Tax statute of limitations, then the Notice must be received by the Indemnifying Party immediately after the Indemnified Party receives the Government Notice. Unless the Indemnifying Party objects to the claim for indemnification (in the manner set forth in Section 14(b) hereof), and subject to Section 12(f), the Indemnifying Party will pay the Indemnified Party the amount set forth in the Notice, in cash or other immediately available funds, within thirty (30) days after receipt of the Notice; provided, however, that if the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified is not known at the time of the Notice, the Indemnified Party will deliver to the Indemnifying Party a further notice specifying such amount as soon as reasonably practicable after such amount is known and payment will then be made as set forth above.

     (b) The Indemnifying Party may object to the claim for indemnification (or the amount thereof) set forth in any Notice by giving the Indemnified Party, within thirty (30) days following receipt of such Notice, written notice setting forth the Indemnifying Party's grounds for so objecting (the "Objection Notice"). If the Indemnifying Party does not give the Indemnified Party the Objection Notice within such thirty (30)-day period, the Indemnifying Party may exercise any and all of its rights under applicable law to collect such amount.

     (c) If Buyer and Seller are unable to settle any dispute regarding a claim for indemnification within thirty (30) days after receipt of the Objection Notice, Buyer and Seller will, in accordance with Section 16, jointly request the Accountant to resolve the dispute as promptly as possible.

     (d) Failure by the Indemnified Party to promptly deliver to the Indemnifying Party a Notice in accordance with Section 14(a) hereof will not relieve the Indemnifying Party of any of its obligations under this Agreement except to the extent the Indemnifying Party is prejudiced by such failure.

     (e) The indemnification provisions of this Section 14 shall be the exclusive remedy following the Closing for any breaches or alleged breaches of any representation, warranty or other provision of this Agreement and for the allocation of Taxes pursuant to this Agreement. Each of the parties hereto, on behalf of itself and its officers, directors, employees, shareholders, partners, affiliates, agents or representatives (collectively, such party's "Representatives") agrees not to bring any actions or proceedings, at law, equity or otherwise, against any other party or its Representatives, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Agreement, except pursuant to and subject to the express provisions of this Section 14.

     15.  Termination of Existing Tax Sharing Agreements. Except as set forth on
          ----------------------------------------------
Schedule 15 hereto, as of the close of the Closing Date, any Tax sharing agreement or arrangement that exists or may exist between the Company and Seller or its Affiliates will terminate, and any obligations to make payments under any such agreement or arrangement will be canceled.

     16.  Resolution of Disputes. If Seller and Buyer fail to mutually agree on
          ----------------------
the resolution of any of the matters in this Agreement which require the agreement of the parties, then such matter shall be referred to the Accountant for a binding determination. Seller and Buyer shall deliver to the Accountant copies of any schedules or documentation which may be reasonably required by the Accountant to make its determination. Seller and Buyer shall be entitled to make presentations to the Accountant in connection therewith. Seller and Buyer shall use all reasonable efforts to cause the Accountant to promptly complete such determination. The determination of the Accountant shall be final and binding on all parties. The costs incurred in retaining the Accountant to make a determination shall be shared equally by Seller and Buyer.

     17.  Payment. All currency amounts required to be paid to a party under
          -------
this Agreement shall be paid in United States of America Dollars. If a party (the "Payor") fails to make a payment due and owing under this Agreement to the other party or any of its Tax Affiliates (the "Payee") reasonably within five business days after the parties hereto agree (or there is a binding determination) that such payment is due and owing, the Payor will pay to the Payee interest on such payment from and including the date the parties reach such agreement (or such binding determination is made) to but excluding the day the Payor makes such payment, at a rate equal to seven percent (7%) per annum.

     18.  Seller's Representations and Warranties.  Cyprus Amax and Specialty,
          ---------------------------------------
jointly and severally, hereby represent and warrant to Buyer as set forth below. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality.

     (a) Except as set forth on Schedule 18(a), all required Income Tax Returns with respect to the Company and the Company's Tax Affiliates (including the Chilean Partnership) have been duly filed and Seller will cause to be filed all required Income Tax Returns that are due to be filed on or before the Closing Date on a timely basis (or will have filed an accurate/complete appropriate application for extension of time to file). All such Tax Returns were true, correct and complete in all material respects when filed. Neither the Company nor any of the Company's Tax Affiliates is delinquent in the payment of any Tax or estimated Tax payable by or on behalf of the Company or any of the Company's Tax Affiliates for any Taxes for any Tax periods covered by the Tax Returns referred to in the preceding sentence (whether or not shown on such Tax Returns) (other than any Income Taxes the amount or validity of which are being contested in good faith by appropriate proceedings).

     (b) The Company has delivered to Buyer true copies of the Company's and its Subsidiaries' federal, state and foreign Income Tax Returns for the tax years 1994, 1995 and 1996.

     (c) Except as set forth on Schedule 18(c), the Company is not a party to, bound by, or subject to, any obligation under any Tax sharing, Tax indemnification or similar agreement or has any liability for the Taxes of any other Person as a transferee, successor or otherwise.

     (d) The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by it.

     (e) No property owned by the Company is property that the Buyer, or the Company or any of their Affiliates is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, is tax-exempt use property within the meaning of Section 168(h)(1) of the Code or tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

     (f) Except as set forth in Schedule 18(f), none of the Company nor any Subsidiary of the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any of them.

     (g) All Taxes that the Company or any Subsidiary of the Company is or was required by Law to withhold or collect have been duly withheld and collected and, to the extent required, have been paid to the proper Governmental Authority or taxing authority.

     (h) The Seller is not a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder, and, at the Closing, Seller shall deliver to Buyer a certificate to that effect (a "FIRPTA
                                                                        ------
Certificate").
-----------

     (i) There is no agreement, plan, arrangement or other contract covering any employee or independent contractor of the Company or any of its Tax Affiliates that could give rise to the payment of any amount that could not be deductible pursuant to Section 280G of the Code.

     (j) There are no pending, proposed, or, to the Knowledge of Seller, threatened, audits, judicial proceedings, assessments or deficiencies with respect to Taxes of the Company or any of its Subsidiaries. There is no pending, proposed, or, to the Knowledge of Seller, threatened, claim by any Governmental Authority in any jurisdiction in which any of the Seller, the Company of any of its Tax Affiliates do not pay Taxes or file Tax Returns that any such Person is required to pay Taxes or file Tax Returns.

     (k) Except as set forth in Schedule 18(k), neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign law.

     (l) No liens for Taxes exist with respect to the assets, income or operations of any of the Seller, the Company or any of its Subsidiaries other than any lien for Taxes which are being contested in good faith and by appropriate proceedings.

     19.  Section 338(h)(10) Election.

     (a) Buyer (or one of its Tax Affiliates) and Seller will join in making, and will take (and will cause its respective Tax Affiliates to take) any and all action necessary to effect a timely election with respect to the sale of the stock of the Company under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state or local Tax law (including any state or local tax law which treats a Section 338(h)(10) Election as a Section 338 Election) (collectively a "Section 338(h)(10) Election"). Seller and Buyer acknowledge that for Federal Income Tax purposes (and for State Income Tax purposes in those states whose Income Tax provisions follow the Federal Income Tax Treatment), the sale of the stock of the Company combined with the Section 338(h)(10) Election will be treated as a sale of assets by the Company to Buyer followed by a complete liquidation of the Company into Seller. Buyer and Seller will report (and will cause their respective Tax Affiliates to report) any transactions that occur under the Stock Purchase and Sale Agreement or hereunder consistent with the
Section 338(h)(10) Election, and will take no position (nor allow their respective Tax Affiliates to take a position) contrary thereto. Buyer and its Tax Affiliates agree to make an election under Section 338 with respect to the Chilean Partnership and its shareholder.

        (b) Seller and the Buyer shall each provide to the other all necessary information to permit the Section 338(h)(10) Election to be made.

        (c)  Within ninety (90) days after the Closing Date, Buyer shall:

             i. determine, based upon the principles contained in the relevant Treasury regulations, the modified adjusted deemed sales price ("MADSP") for the assets of the Company (within the meaning of Treasury regulation (S)1.338(h)(10)-1(f)); and

             ii. determine, based upon the principles contained in the relevant
                 Treasury regulations, the proper allocation of such MADSP among the assets of the Company in accordance with Treasury regulation (S)1.338(b)-2T (together (i) and (ii) are the "Allocations").

In making the determinations under this subparagraph (c), Buyer shall consult in good faith with the Seller and keep the Seller informed as to the methodology and status of such determinations.

     (d) Buyer shall prepare all forms (including, without limitation, Internal Revenue Service Form 8023) and schedules (collectively, the "Forms") necessary to effect the Section 338(h)(10) Election and will deliver a completed copy of any such Forms to Seller for its review within sixty (60) days after the date provided in Section 19(c). At the Closing, Seller and Buyer shall both execute and deliver completed pro-forma Forms 8023.

     (e) Seller shall have the right within thirty (30) days following the delivery of the Allocations to object in writing to the Allocations specifying in reasonable detail the basis for such objection(s). Seller shall be deemed to have agreed with the Allocations, except as specifically objected to in such notice. If Seller does so object, Seller and Buyer shall cooperate with each other to attempt to reach a mutual agreement thereon, or, failing such agreement within twenty (20) days, Seller and Buyer will, in accordance with Section 16 thereof, jointly request the Accountant to resolve the dispute as promptly as possible.

     (f) Seller shall calculate the gain or loss, if any, resulting from the
Section 338(h)(10) Election in a manner consistent with the determination of MADSP and the Allocations and shall not take any position inconsistent with the
Section 338(h)(10) Election, the MADSP or the Allocations in connection with any Tax Return or otherwise.

     (g) Buyer shall determine its tax basis for the assets of the Company in a manner consistent with the determination of MADSP and the Allocations and shall not take any position inconsistent with the Section 338(h)(10) Election, the MADSP or the Allocations in any Tax Return or otherwise.

     (h) Buyer covenants that, during the period beginning immediately after the Closing and ending at the close of the Closing Date, the Company will not engage in any transaction that is not in the ordinary course of business of the Company.

     20.  Survival of Representations, Warranties, Covenants, Agreements and
          ------------------------------------------------------------------
Indemnification. The representations and warranties contained in this Agreement
---------------
shall survive the Closing and be enforceable for a period of ninety (90) days after the expiration of the applicable statute of limitations with respect to the relevant item of Tax, but shall thereafter be of no force or effect, except as they relate to a Notice filed under Section 14. All covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms.

     21.  Amendments.  Any amendment, supplement, variation, alteration or
          ----------
modification to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

     22.  Assignment.  This Agreement and all the rights and obligations granted
          ----------
hereby shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, it being expressly agreed that this Agreement shall not be assigned nor shall any rights or obligations arising hereunder be transferred by one party without the prior written consent of the other party, provided that Buyer may assign its rights hereunder to any Affiliate of Buyer, provided that Buyer, in an agreement reasonably satisfactory to Cyprus Amax, agrees to remain fully responsible with respect to the liabilities and obligations of Buyer hereunder.

     23.  Entire Agreement. This Agreement constitutes the entire agreement
          ----------------
between the parties and supersedes any and all other prior or contemporaneous understandings, negotiations or agreements between the parties relating to the transactions contemplated hereby or the subject matter of this Agreement, and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives.

     24.  No Waiver. The failure in any one or more instances of a party to
          ---------
insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     25.  No Double Recovery. No provision of this Agreement shall be construed
          ------------------
to provide an indemnity or other recovery for any Taxes, costs, damages, or other amounts for which the damaged person has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.

     26.  Severability.  Any provision of this Agreement which is prohibited or
          ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any other jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each party hereby waives any law which renders any provision hereof prohibited or unenforceable in any respect.

     27.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed to be an original, and all such counterparts shall be deemed to constitute one and the same instrument.

     28.  Fees, Costs and Expenses. Except as otherwise provided herein, each
          ------------------------
party shall be responsible for its own fees, costs and expenses incurred by it in connection with this Agreement.

     29.  Third-Party Beneficiaries.  Nothing in this Agreement is intended to
          -------------------------
create, nor shall anything in this Agreement be deemed to create or have created, any third party beneficiary rights.

     30.  Construction. In this Agreement, (a) references to this Agreement
          ------------
shall include all attachments hereto, and (b) words importing the singular shall include the plural and vice versa, and words importing a gender shall include other genders. Regardless of whether or not expressly stated in each circumstance, Buyer and the Company, jointly and severally, agree that upon Closing, each shall be fully liable and responsible for any and all liabilities and obligations of any nature of the other, arising under this Agreement, including under the Related Agreements.

     31.  Headings. The descriptive section headings contained in this Agreement
          --------
are for convenience of reference only and shall not control or effect the meaning or construction of any provision of this Agreement.

     32.  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed to have been duly given when personally delivered, five (5) business days after mailing when mailed by certified mail, return receipt requested, or one (1) business day after sending via Federal Express or similar overnight courier service, or when receipt is confirmed when sent by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

          Buyer (and the Company after the Closing):
          -----------------------------------------

          Foote Acquisition Corporation
          c/o Dynamit Nobel Holdings, Inc.
          520 Madison Avenue, 28th Floor
          New York, New York  10020
          Attention: Arthur Taylor
          Fax No.:  (212) 715-5215
          Tel. No.:  (212) 826-9042

          With a copy to:

          Kaye, Scholer, Fierman, Hays & Handler, LLP
          1999 Avenue of the Stars, 16th Floor
          Los Angeles, California  90067
          Attention:  Barry L. Dastin
          Fax No.:  (310) 788-1000
          Tel. No.:  (310) 788-1200

          Cyprus Amax, Specialty (and the Company prior to the Closing):
          -------------------------------------------------------------

          c/o Cyprus Amax Minerals Company
          9100 East Mineral Circle
          Englewood, CO  80112
          Attention:  Philip Wolf, Senior Vice President
                    and General Counsel
          Fax No.:  (303) 643-5269
          Tel. No.:  (303) 643-5000

          With a copy to:
          McDermott, Will & Emery
          227 West Monroe Street
          Chicago, IL  60606
          Attention:  Grant A. Bagan
          Fax No.:  (312) 984-3669
          Tel. No.:  (312) 984-7567

     33.  Governing Law; Jurisdiction
          ---------------------------

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONTROLLED AS TO ITS VALIDITY, ENFORCEMENT, INTERPRETATION, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE. ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS WHICH, IN WHOLE OR IN PART, ARISE OUT OF OR RELATE TO THIS AGREEMENT SHALL BE BROUGHT IN A STATE OR FEDERAL DISTRICT COURT LOCATED IN NEW YORK, NEW YORK.
EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL DISTRICT COURTS IN NEW YORK, NEW YORK. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OR DEFENSES OF LACK OF JURISDICTION OR OF IMMUNITY FROM JURISDICTION, AND ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE STATE OR FEDERAL DISTRICT COURT OF NEW

YORK, NEW YORK HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT VENUE OR FORUM. THIS PROVISION ON CHOICE OF LAW AND JURISDICTION SHALL NEITHER GOVERN NOR AFFECT CHOICE OF LAW OR JURISDICTION PERTINENT TO CLAIMS AGAINST PERSONS NOT A PARTY TO THIS AGREEMENT.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Attest:                               CYPRUS AMAX MINERALS COMPANY



/s/ D. E. Huffman                     By: /s/  P. C. Wolf
-----------------                         ---------------
                                      Name:  P. C. Wolf
                                      Title: Sr. V. P.

Attest:                               CYPRUS SPECIALTY METALS COMPANY



/s/ D. E. Huffman                     By: /s/  P. C. Wolf
-----------------                         ---------------
                                      Name:  P. C. Wolf
                                      Title: Sr. V. P.


Attest:                               CYPRUS FOOTE MINERAL COMPANY


/s/  D. E. Huffman                    By:  /s/  P. C. Wolf
------------------                         ---------------
                                      Name:  P. C. Wolf
                                      Title: Sr. V. P.


Attest:                               BUYER


/s/  Arthur G. Taylor                 By: /s/  M. Latsch
---------------------                     --------------
                                      Name:  Michael Latsch
                                      Title: Vice President

                                SCHEDULE 9(A)(I)
                                ----------------



1997 and 1998 consolidated, combined or unitary Income Tax Returns of Seller that include Cyprus Foote Mineral Company:


Federal Consolidated Income Tax Return

Alaska Combined Corporation Net Income Tax Return

Arizona Consolidated Corporate Income Tax Return

California Combined Corporation Franchise or Income Tax Return

Colorado State Combined C Corporation Income Tax Return

Idaho Combined Corporation Income Tax Return

Illinois Combined Corporation Income and Replacement Tax Return

Kentucky Consolidated Corporation Income and License Tax Return

Maine Combined Corporate Income Tax Return

Minnesota Combined Corporation Franchise Tax Return

Montana Consolidated Corporation License Tax Return

Nebraska Combined Corporation Income Tax Return

New Mexico Combined Corporate Income and Franchise Tax Return

Utah Combined Corporation Franchise or Income Tax Return

                               SCHEDULE 9(A)(II)
                               -----------------



1997 and 1998 separate company state Income Tax Returns for Cyprus Foote Mineral
Company:


Kansas

North Carolina

Ohio

Oklahoma

Pennsylvania

Tennessee

Virginia

Vermont

Texas

                                  SCHEDULE 15
                                  -----------



None

                                  SCHEDULE 18
                                  -----------


a)   none

b)   none

c)   none

d)   none

e)   none

f) the statute of limitations relating to the payment of Taxes has been extended for the following:

     .    1994 and 1995 federal consolidated income tax return
     .    1994 California combined return
     .    1989-92 Colorado combined returns
     .    1994-96 Illinois combined returns

g)   none

h)   none

i)   none

j) 1994-1995 California combined return audit is scheduled to begin October 19, 1998

     1994-1996 Illinois combined return audit is scheduled to begin November 2, 1998

     1994-1996 Utah combined return audit is scheduled to begin February 15,
     1999

k) there are no Section 481(a) adjustments that require adjustments in periods subsequent to the Closing